PROMISSORY NOTE

Issuance Date: September 26, 2019	Maturity Date: March 26, 2019

Principal Amount: $350,000	Interest: 12%

FOR VALUE RECEIVED, the undersigned, H-CYTE, Inc., a Nevada corporation, (“Borrower”) hereby promises to pay Horne Management, LLC or its assigns (the “Lender”) the principal amount of $350,000 plus any accrued interest in accordance with the provisions of the Loan Agreement, dated as of September 26, 2019, entered into by and between Lender and Borrower (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount until such principal amount is paid in full, at the interest rate of twelve percent (12%) per annum (the “Interest Rate”). This Note, however, may be prepaid in whole or in part prior to the Maturity Date without penalty.

If Borrower has not paid the Principal Amount plus any and all accrued but unpaid interest by November 26, 2019, the sixtieth day after the Issuance Date, then Lender shall issue to Borrower a three-year warrant to purchase 400,000 shares of the Borrower’s common stock at a purchase price of $0.75 per share.

If Borrower has not paid the Principal Amount plus any and all accrued but unpaid interest by the Maturity Date, then the Interest Rate shall be increased to fifteen percent (15%). All payments of principal and interest shall be made in United States Dollars in immediately available funds.

Upon the occurrence and continuation of any Event of Default under the Loan Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement.

The Borrower hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure on the part of the holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

H-CYTE, Inc.

/s/ Jeremy Daniel
Name: Jeremy Daniel
Title: Chief Financial Officer